UHY, LLP
Certified Public Accountants

15 Sunnen Drive, Suite 108 St. Louis, MO 63141-3819 Phone 314-615-1301 Fax 314-615-1298 Web www.uhy-us.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
YTB International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form SB-2 of YTB International, Inc. of our report dated April 2, 2007, relating to the consolidated balance sheets of YTB International, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2006.

/s/ UHY LLP

St. Louis, Missouri
May 3, 2007